Exhibit 99.1

Delek Logistics Partners, LP Reports Second Quarter 2019 Results

•	Declared second quarter distribution of $0.85 per limited partner unit; increased by 10.4% percent year-over-year

•	Second quarter net cash from operations was $24.1 million

•	Distributable cash flow coverage ratio of 1.08x for the second quarter 2019

•	Acquired 33% Interest in Red River pipeline joint venture acquisition in May 2019
BRENTWOOD, Tenn., August 5, 2019 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2019. For the three months ended June 30, 2019, Delek Logistics reported net income attributable to all partners of $24.9 million, or $0.69 per diluted common limited partner unit. This compares to net income attributable to all partners of $25.6 million, or $0.79 per diluted common limited partner unit, in the second quarter 2018. Net cash from operating activities was $24.1 million in the second quarter 2019 compared to $28.0 million in the prior year period. Distributable cash flow was $31.2 million in the second quarter 2019, compared to $33.5 million in the prior-year period. Reconciliation of cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the second quarter 2019, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $44.8 million compared to $45.4 million in the prior-year period. On a year over year basis, improved performance, primarily from the Paline Pipeline and contribution from the Red River pipeline joint venture acquisition, was offset by a lower west Texas gross margin combined with lower throughputs, primarily at assets supporting Delek US Holdings, Inc.'s (NYSE: DK)("Delek US") El Dorado, Arkansas refinery. Lower throughputs at El Dorado reduced gross margin by approximately $0.8 million. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the second quarter we completed a great transaction through the Red River pipeline joint venture acquisition. This investment contributed to second quarter results and we expect this benefit to increase following the pipeline expansion that should be completed in the first half of 2020. The cash flow generated by Red River should support our coverage and provide flexibility as we continue to explore organic growth opportunities. We were able to utilize availability on our credit facility to finance this transaction. Our strategy is now focused on future organic growth opportunities that should support cash flow coverage and reducing leverage to better position the balance sheet. Simultaneously, our sponsor, Delek US, continues building its midstream portfolio, providing potential longer-term options for Delek Logistics. We were pleased to announce a 10.4% year-over-year increase in our second quarter distribution, and we remain committed to grow our distribution per limited partner unit by at least 10% annually through 2019."
Red River Pipeline Joint Venture
As announced on May 28, 2019, Delek Logistics purchased a 33 percent ownership interest in the Red River pipeline joint venture from Plains Pipeline, L.P. for approximately $128.0 million, which includes an initial payment of $3.5 million for the expansion of the pipeline. This transaction closed effective May 1, 2019 and was financed by borrowings on the Delek Logistics revolving credit facility. The Red River crude oil pipeline is a 16-inch pipeline running from Cushing, Oklahoma to Longview, Texas with a current capacity of 150,000 barrels per day. Currently, the joint venture has access to 60 percent of the capacity from Cushing to Hewitt, Oklahoma and 100 percent of the capacity from Hewitt to Longview. An approximate $51.0 million expansion project to increase the pipeline capacity to 235,000 barrels per day is expected to be completed during the first half of 2020. Delek Logistics will contribute approximately $20.0 million to the joint venture for this expansion. Upon completion of the expansion project, the joint venture will have access to approximately 69 percent of the capacity from Cushing to Hewitt and 100 percent of the capacity from Hewitt to Longview. Delek Logistics' portion of this joint venture is expected to generate approximately $13.5 to $15.5 million of annualized adjusted EBITDA in its first year, and is expected to increase to approximately $20.0 to $25.0 million of annualized adjusted EBITDA following the pipeline expansion in the first half of 2020.
During the second quarter 2019, the Red River joint venture generated $2.3 million of equity income and $0.7 million of cash distributions.

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Distribution and Liquidity
On July 24, 2019, Delek Logistics declared a quarterly cash distribution of $0.85 per common limited partner unit for the second quarter, which equates to $3.40 per common limited partner unit on an annualized basis. This distribution is to be paid on August 13, 2019 to unitholders of record on August 5, 2019. This represents a 3.7 percent increase from the first quarter 2019 distribution of $0.82 per common limited partner unit, or $3.28 per common limited partner unit on an annualized basis, and a 10.4% increase over Delek Logistics’ second quarter 2018 distribution of $0.77 per common limited partner unit, or $3.08 per common limited partner unit annualized. For the second quarter 2019, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $28.9 million. Based on the distribution for the second quarter 2019, the distributable cash flow coverage ratio for the second quarter was 1.08x.
As of June 30, 2019, Delek Logistics had total debt of approximately $840.9 million and cash of $5.4 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $253.3 million. The total leverage ratio, calculated in accordance with the credit facility, for the second quarter 2019 was approximately 4.6x, which is within the current requirements of the maximum allowable leverage ratio of 5.25x.
Financial Results
Revenue for the second quarter 2019 was $155.3 million compared to $166.3 million in the prior-year period. The decrease in revenue is primarily due to lower prices and volumes in the west Texas wholesale business, partially offset by improved performance from the Paline Pipeline. Total operating expenses were $17.3 million in the second quarter 2019, compared to $14.9 million in the second quarter 2018. The increase was primarily due to higher outside services and employee expenses. Total contribution margin was $44.2 million in the second quarter 2019 compared to $45.3 million in the second quarter 2018. General and administrative expenses were $5.3 million for the second quarter 2019, compared to $3.7 million in the prior-year period, partially due to employee expenses.
Pipelines and Transportation Segment
Contribution margin in the second quarter 2019 was $24.1 million compared to $22.6 million in the second quarter 2018. This improvement was primarily due to improved performance from the Paline Pipeline, partially offset by lower performance on the Lion Oil Pipeline system due to lower throughput at Delek US' El Dorado, Arkansas refinery. Operating expenses were $12.7 million in the second quarter 2019 compared to $9.9 million in the prior-year period, primarily related to employee expenses.
Wholesale Marketing and Terminalling Segment
During the second quarter 2019, contribution margin was $20.0 million, compared to $22.7 million in the second quarter 2018. This decrease was primarily due to a lower gross margin in west Texas. Operating expenses decreased to $4.6 million in the second quarter 2019, compared to $5.0 million in the prior-year period.
In the west Texas wholesale business, average throughput in the second quarter 2019 was 11,404 barrels per day compared to 12,261 barrels per day in the second quarter 2018. The west Texas gross margin per barrel decreased year-over-year to $6.25 per barrel and included approximately $0.3 million, or $0.25 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the second quarter 2018, the west Texas gross margin per barrel was $8.06 per barrel and included $0.8 million from RINs, or $0.71 per barrel.
Average terminalling throughput volume of 156,922 barrels per day during the second quarter 2019 decreased on a year-over-year basis from 162,383 barrels per day in the second quarter 2018. During the second quarter 2019, average volume under the East Texas marketing agreement with Delek US was 71,123 barrels per day compared to 79,330 barrels per day during the second quarter 2018.
Second Quarter 2019 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2019 results on Monday, August 5, 2019 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 5, 2019 by dialing (855) 859-2056, passcode 7186747. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) second quarter 2019 earnings conference call on Monday, August 5, 2019 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

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Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory, expected earnings or returns from joint ventures or other acquisitions; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

•
Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,440	$4,522
Accounts receivable	26,852	21,586
Inventory	4,682	5,491
Other current assets	467	969
Total current assets	37,441	32,568
Property, plant and equipment:
Property, plant and equipment	454,581	452,746
Less: accumulated depreciation	(153,036)	(140,184)
Property, plant and equipment, net	301,545	312,562
Equity method investments	241,597	104,770
Operating lease right-of-use assets	18,793	—
Goodwill	12,203	12,203
Marketing Contract Intangible, net	134,605	138,210
Other non-current assets	23,126	24,280
Total assets	$769,310	$624,593

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$8,214	$14,226
Accounts payable to related parties	9,636	7,833
Excise and other taxes payable	4,238	4,069
Pipeline release liabilities	2,888	4,419
Current portion of operating lease liabilities	4,572	—
Accrued expenses and other current liabilities	5,622	5,958
Total current liabilities	35,170	36,505
Non-current liabilities:
Long-term debt	840,920	700,430
Asset retirement obligations	5,389	5,191
Operating lease liabilities, net of current portion	14,220	—
Other non-current liabilities	17,911	17,290
Total non-current liabilities	878,440	722,911
Total liabilities	913,610	759,416
Deficit:
Common unitholders - public; 9,123,239 units issued and outstanding at June 30, 2019 (9,109,807 at December 31, 2018)	167,254	171,023
Common unitholders - Delek Holdings; 15,294,046 units issued and outstanding at June 30, 2019 (15,294,046 at December 31, 2018)	(305,827)	(299,360)
General partner - 498,312 units issued and outstanding at June 30, 2019 (498,038 at December 31, 2018)	(5,727)	(6,486)
Total deficit	(144,300)	(134,823)
Total liabilities and deficit	$769,310	$624,593

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018 (1)	2019	2018 (1)
Net revenues:
Affiliate	$61,918	$53,080	$124,883	$114,724
Third-party	93,424	113,200	182,942	219,477
Net revenues	155,342	166,280	307,825	334,201
Cost of Sales:
Cost of materials and other	93,854	106,016	190,119	225,048
Operating expenses (excluding depreciation and amortization presented below)	16,521	14,114	31,828	26,012
Depreciation and amortization	6,188	6,571	12,312	12,035
Total cost of sales	116,563	126,701	234,259	263,095
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	806	803	1,557	1,482
General and administrative expenses	5,293	3,747	9,766	6,722
Depreciation and amortization	451	448	901	984
Loss on asset disposals	(27)	(129)	(25)	(69)
Total operating costs and expenses	123,086	131,570	246,458	272,214
Operating income	32,256	34,710	61,367	61,987
Interest expense, net	11,354	10,926	22,655	18,988
(Income) loss from equity method investments	(4,515)	(1,899)	(6,466)	(2,757)
Other expense (income), net	461	—	461	—
Total non-operating expenses, net	7,300	9,027	16,650	16,231
Income before income tax expense	24,956	25,683	44,717	45,756
Income tax expense	71	101	136	179
Net income attributable to partners	$24,885	$25,582	$44,581	$45,577
Comprehensive income attributable to partners	$24,885	$25,582	$44,581	$45,577

Less: General partner's interest in net income, including incentive distribution rights	8,079	6,212	15,348	11,842
Limited partners' interest in net income	$16,806	$19,370	$29,233	$33,735

Net income per limited partner unit:
Common units - (basic)	$0.69	$0.79	$1.20	$1.38
Common units - (diluted)	$0.69	$0.79	$1.20	$1.38

Weighted average limited partner units outstanding:
Common units - basic	24,409,359	24,386,031	24,408,270	24,384,341
Common units - diluted	24,414,343	24,394,103	24,414,077	24,391,760

Cash distribution per limited partner unit	$0.850	$0.770	$1.670	$1.520

(1)
Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business are excluded from cost of sales because they primarily relate to costs associated with selling the products.

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$44,581	$45,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,213	13,019
Non-cash lease expense	1,409	—
Amortization of customer contract intangible assets	3,605	2,404
Amortization of deferred revenue	(803)	(723)
Amortization of deferred financing costs and debt discount	1,480	1,334
Accretion of asset retirement obligations	198	175
Deferred income taxes	(3)	—
Income from equity method investments	(6,466)	(2,757)
Dividends from equity method investments	3,833	2,302
Loss on asset disposals	(25)	(69)
Unit-based compensation expense	290	302
Changes in assets and liabilities:
Accounts receivable	(5,266)	1,132
Inventories and other current assets	1,311	8,226
Accounts payable and other current liabilities	(8,928)	(9,123)
Accounts receivable/payable to related parties	1,803	(8,446)
Non-current assets and liabilities, net	95	(1,710)
Changes in assets and liabilities	(10,985)	(9,921)
Net cash provided by operating activities	50,327	51,643
Cash flows from investing activities
Asset acquisitions, net of assumed asset retirement obligation liabilities	—	(72,376)
Purchases of property, plant and equipment	(2,437)	(5,949)
Proceeds from sales of property, plant and equipment	75	356
Purchases of intangible assets	—	(144,219)
Distributions from equity method investments	804	660
Equity method investment contributions	(134,998)	(172)
Net cash (used in) investing activities	(136,556)	(221,700)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	8	13
Distributions to general partner	(14,603)	(10,810)
Distributions to common unitholders - public	(14,825)	(13,463)
Distributions to common unitholders - Delek Holdings	(24,929)	(22,558)
Distributions to Delek Holdings unitholders and general partner related to Big Spring Logistic Assets Acquisition	—	(98,798)
Proceeds from revolving credit facility	364,300	517,000
Payments of revolving credit facility	(224,300)	(203,000)
Deferred financing costs paid	—	(525)
Reimbursement of capital expenditures by Delek Holdings	1,496	2,700
Net cash provided by financing activities	87,147	170,559
Net increase in cash and cash equivalents	918	502
Cash and cash equivalents at the beginning of the period	4,522	4,675
Cash and cash equivalents at the end of the period	$5,440	$5,177
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$21,068	$17,890
Income taxes	$141	$2
Non-cash investing activities:
Decrease in accrued capital expenditures	$(191)	$(1,529)
Non-cash financing activities:
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$20,202	$—

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of Net Income to EBITDA:
Net income	$24,885	$25,582	$44,581	$45,577
Add:
Income tax expense	71	101	136	179
Depreciation and amortization	6,639	7,019	13,213	13,019
Amortization of customer contract intangible assets	1,802	1,803	3,605	2,404
Interest expense, net	11,354	10,926	22,655	18,988
EBITDA	$44,751	$45,431	$84,190	$80,167

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$24,123	$27,987	$50,327	$51,643
Changes in assets and liabilities	7,816	6,215	10,985	9,921
Non-cash lease expense	(393)	$—
Distributions from equity method investments in investing activities	—	—	804	660
Maintenance and regulatory capital expenditures	(963)	(1,017)	(1,781)	(1,341)
Reimbursement from Delek Holdings for capital expenditures	670	314	1,384	705
Accretion of asset retirement obligations	(99)	(97)	(198)	(175)
Deferred income taxes	3	—	3	—
Loss on asset disposals	27	129	25	69
Distributable Cash Flow	$31,184	$33,531	$61,549	$61,482

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2019	2018	2019	2018
Limited partners' distribution on common units	$20,755	18,784	$40,769	$37,071
General partner's distributions	423	383	831	756
General partner's incentive distribution rights	7,736	5,817	14,752	11,154
Total distributions to be paid	$28,914	$24,984	$56,352	$48,981

Distributable cash flow	$31,184	$33,531	$61,549	61,482
Distributable cash flow coverage ratio (1)	1.08x	1.34x	1.09x	1.26x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Pipelines and Transportation
Net revenues:
Affiliate	$36,731	$34,030	$73,390	$63,492
Third party	7,477	3,714	11,451	7,965
Total pipelines and transportation	44,208	37,744	84,841	71,457
Cost of sales:
Cost of materials and other	7,357	5,195	12,924	9,636
Operating expenses (excluding depreciation and amortization)	12,728	9,933	23,562	19,555
Segment contribution margin	$24,123	$22,616	$48,355	$42,266
Total Assets	$525,070	$439,311

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$25,187	$19,050	$51,493	$51,232
Third party	85,947	109,486	171,491	211,512
Total wholesale marketing and terminalling	111,134	128,536	222,984	262,744
Cost of sales:
Cost of materials and other	86,497	100,821	177,195	215,412
Operating expenses (excluding depreciation and amortization)	4,599	4,984	9,823	7,939
Segment contribution margin	$20,038	$22,731	$35,966	$39,393
Total Assets	$244,240	$211,038

Consolidated
Net revenues:
Affiliates	$61,918	$53,080	$124,883	$114,724
Third party	93,424	113,200	182,942	219,477
Total consolidated	155,342	166,280	307,825	334,201
Cost of sales:
Cost of materials and other	93,854	106,016	190,119	225,048
Operating expenses (excluding depreciation and amortization presented below)	17,327	14,917	33,385	27,494
Contribution margin	44,161	45,347	84,321	81,659
General and administrative expenses	5,293	3,747	9,766	6,722
Depreciation and amortization	6,639	7,019	13,213	13,019
Loss (gain) on asset disposals	(27)	(129)	(25)	(69)
Operating income	$32,256	$34,710	$61,367	$61,987
Total Assets	$769,310	$650,349
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Pipelines and Transportation	2019	2018	2019	2018
Maintenance capital spending	$818	$540	$1,228	$1,057
Discretionary capital spending	—	286	14	1,177
Segment capital spending	$818	$826	$1,242	$2,234
Wholesale Marketing and Terminalling
Maintenance capital spending	$302	$436	409	$574
Discretionary capital spending	222	990	595	1,641
Segment capital spending	$524	$1,426	$1,004	$2,215
Consolidated
Maintenance capital spending	$1,120	$976	$1,637	$1,631
Discretionary capital spending	222	1,276	609	2,818
Total capital spending	$1,342	$2,252	$2,246	$4,449

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	37,625	56,088	33,179	55,412
Refined products pipelines to Enterprise Systems	29,893	48,013	26,511	48,879
SALA Gathering System	17,777	16,738	17,390	16,705
East Texas Crude Logistics System	19,550	16,902	18,835	17,478

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	71,123	79,330	69,857	76,304
Big Spring marketing throughputs (average bpd) (2)	82,964	80,536	85,339	79,165
West Texas marketing throughputs (average bpd)	11,404	12,261	12,418	14,091
West Texas gross margin per barrel	$6.25	$8.06	$4.84	$6.43
Terminalling throughputs (average bpd) (3)	156,922	162,383	154,643	154,917
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the six months ended June 30, 2018 are for the 122 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 31, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal for six months ended June 30, 2018 are for the 122 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three and six months ended June 30, 2018 was 26.0 million barrels, which averaged 143,593 bpd for the period.

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Delek Logistics Partners, LP
Reconciliation of Forecasted Incremental Annualized Net Income to Forecasted Incremental Annualized Adjusted EBITDA for the Red River Pipeline Joint Venture
($ in millions)
	Pre-Expansion Range (closing to est. Expansion completion)		Post-Expansion Range (12 months following Expansion)
Forecasted Incremental Annualized Net Income	$5.6	$7.6	$10.1	$15.1
Add Forecasted Incremental Amounts for:
Interest Expense, net	6.6	6.6	7.6	7.6
Depreciation and amortization	—	—	—	—
Forecasted Incremental EBITDA	$12.2	$14.2	$17.7	$22.7
Adjustments:
Add Forecasted incremental distributions from operations of non-controlled entities in excess of earnings	$1.3	$1.3	$2.3	$2.3
Forecasted Incremental Annualized Adjusted EBITDA	$13.5	$15.5	$20.0	$25.0

Investor / Media Relations Contact:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

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